2012 EARNINGS CALL
SPEAKERS’ NOTES
March 28, 2013
SLIDE 1
Good afternoon and welcome to this Federal Home Loan of Seattle 2012 Earnings Call. I am Mike Wilson, President and Chief Executive Officer of the Seattle Bank. I am joined here today by:

•	Vincent Beatty, Chief Financial Officer

•	Mike Brandeberry, Chief Counsel, and Corporate Secretary

•	Christina Gehrke, Chief Accounting and Administrative Officer

•	Lisa Grove, Director of Auditing

•	Glen Simecek, Chief Business Officer
SLIDE 2
We are here today to review our 2012 financial results, as well as some of the challenges and opportunities we see in 2013, as well as our priorities going forward. Our discussion will include some forward-looking statements. As such, we provide this disclaimer that forward-looking statements are subject to risk and uncertainty and that our expectations regarding economic and market conditions and our own results of operations may or may not occur.
This presentation will be available to you after this event, so we will not take your time to read this entire statement today, as you will be able to read it in full at your later convenience.
SLIDE 3
In addition to reviewing our 2012 results, we will use our time today to discuss our risk profile, how we are managing the risks we see, and the progress we have made in this regard.
We will also review our perspectives on the current economic environment, and remind you of current member-focused initiatives, and discuss our priorities and plans for 2013.
Before we dig into the details, however, I’d like to share my thoughts regarding our progress over the past year.
SLIDE 4
When we spoke with you last year at this time, we introduced a vision for the Seattle Bank.
We stated that the Seattle Bank cooperative exists to provide you liquidity and funding so that you can meet the credit needs of your communities. We acknowledged that reliability is crucial, as is our ability to deliver financial products and services that can help your businesses thrive in all economic times. We committed to safeguarding the capital you have entrusted to us, to repurchasing and

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March 28, 2013

redeeming capital stock at par, and to paying a reasonable dividend on your investment in the cooperative.
We also said that we were developing a multiyear strategic plan to guide our return to financial health and that our plan would focus on strengthening our balance sheet and capital position, managing our operating expenses, and encouraging advance growth. A key milestone would be to repurchase some amount of excess stock in 2012.
SLIDE 5
At that time, we also talked about how we planned to achieve our vision:

•	Developing a strategic plan to guide our return to financial health

•	Reducing the risk on our balance sheet, but doing so in a way that would ensure our ability to meet our members’ funding needs

•	Encouraging advance growth by introducing new advance structures, new collateral categories, and opening the excess stock pool to our members

•	Working to repurchase some amount of excess stock in 2012

•	Collaborating with other FHLBanks to reduce operating expenses

•	Continuing to pursue our private-label mortgage-backed securities litigation, but not to build the bank’s future on that outcome
We said that achieving our vision would be a multi-year process, and committed to you that, while we were working to achieve these goals, we would continue to be your dependable business partner.
SLIDE 6
I am pleased to be able to say that, over the past year, we have made substantial progress in achieving our vision.
We developed and began executing a long-term strategic plan, and we demonstrated our ability to deliver on that plan. We reduced the risk on our balance sheet and increased our capital and retained earnings. With help from an improving economy, the ratio of our market value of equity to the par value of our capital stock grew to over 95 percent. And although we did not pay a dividend in 2012, we earned a competitive return on the par value of our capital stock of 2.53 percent.
As a result of our progress, the Federal Housing Finance Agency, our regulator, deemed the bank as adequately capitalized and authorized our repurchase of nearly $50 million of excess capital stock in the second half of the year. In addition, we received regulatory approval to proceed with a number of initiatives that will help to support your access to funding and grow our business in the year ahead. These included:

•	Allowing your use of the excess stock pool to support new and renewing advances

•	Allowing the bank to accept municipal securities as collateral for advances

•	Implementing a cap on our membership stock requirement

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•	Supporting our resumption of lending to insurance company members
Importantly, we have continued to partner with, and provide value to our members through our products and services.
This is not to say that we have fully achieved our vision because we have not. But, we have made good strides. We have largely accomplished what we set out to do in 2012, and by many measures, the cooperative is stronger today than it was one year ago.
I look forward to talking about our priorities for 2013 toward the end of this presentation, but for now, I will turn the presentation over to our Christina Gehrke, who will review our 2012 financial results.
SLIDE 7
Thank you, Mike. The progress we’ve made over the past year is clearly reflected in our 2012 financial results.
SLIDE 8
We reported $70.8 million of net income for the year ended December 31, 2012, compared to $84.0 million for 2011. Key drivers of our 2012 operating results, as compared with those from 2011, included significantly lower credit-related losses on other-than-temporarily impaired private-label mortgage-backed securities, higher net interest income, and lower gains on derivatives and hedging activities. In addition, our 2011 net income included a $73.9 million gain on sale of mortgage loans, and we had no similar activity in 2012.
We recorded $11.1 million of additional credit losses on our private-label mortgage-backed securities in 2012, compared with $91.2 million in 2011. The additional credit losses in both periods were due to changes in assumptions regarding delinquency rates, foreclosure rates, loss-severity rates, actual and future housing prices, and other economic factors, and their adverse effects on the mortgages underlying these securities. John Stewart will discuss this in further detail in just a few minutes.
Our net interest income after benefit or provision for credit losses increased to $125.9 million for 2012, from $97.0 million for 2011, primarily due to lower funding costs, changes in our investment mix, and a $2.9 million reduction in our required allowance for credit losses in 2012, compared to an increase of $3.9 million in the allowance in 2011.
Gains on our derivatives and hedging activities, which are reflected in other non-interest income, declined to $36.8 million for 2012 from $85.9 million for 2011. This decline was primarily due to market-value fluctuations on derivatives hedging a portion of our debt and to the maturity of derivative contracts hedging some of our available-for-sale investments.
Based on our 2011 earnings, we contributed $9.3 million of funding for affordable housing in 2012. Based on our 2012 earnings, we will contribute approximately $7.9 million for affordable housing in 2013.
SLIDE 9
Our total assets declined to $35.4 billion as of December 31, 2012, from $40.2 billion as of December 31, 2011, due to declines in advance, investment, and mortgage loan balances.

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Advances outstanding declined to $9.1 billion as of December 31, 2012, from $11.3 billion as of December 31, 2011, as our members generally continued to experience high levels of retail deposits and low loan demand, which continued to depress their demand for wholesale funding, including Seattle Bank advances.
Our investments declined to $25.0 billion as of December 31, 2012, from $27.4 billion as of December 31, 2011, primarily due to our March 2012 implementation of a dollar-level cap on our investment portfolio. We implemented this cap as an operating target, which may change from time to time. The purpose of the cap is to ensure our continued focus on growing advances as a percentage of our assets, while minimizing the credit risk exposure in our investment portfolio and ensuring a strong level of liquidity and sufficient interest-earning assets to improve our income and retained earnings.
The mix of our investments also changed during 2012, as our remaining $6.1 billion of Temporary Liquidity Guarantee Program investments matured. Although we invested a portion of the proceeds in short-term unsecured investments, we also invested approximately $700 million in state housing finance agency obligations, other U.S. obligations, and secured short-term securities.
Our balance of mortgage loans held for portfolio declined to $1.1 billion in 2012, from $1.4 billion in 2011, due to principal payments received.
Our total capital increased to $1.6 billion as of December 31, 2012, from $1.3 billion as of December 31, 2011, due primarily to a $384.1 million improvement in our accumulated other comprehensive loss. The total capital improvement, which was driven by increases in the fair values of our other-than-temporarily impaired available-for-sale securities, was partially offset by transfers of capital stock subject to redemption requests from equity to liability. The increase was partially offset by a $161 million decrease in our capital stock, resulting from transfers of capital stock to mandatorily redeemable capital stock.
We held total regulatory capital of $3.0 billion as of December 31, 2012 and 2011, and as of December 30, 2012, we had a risk-based capital surplus of $1.5 billion.
SLIDE 10
In 2010, in conjunction with our Consent Arrangement with the Finance Agency, we identified several key metrics to use in tracking our financial progress going forward. These included retained earnings, our accumulated other comprehensive loss, the ratio of our market value of equity to par value of capital stock, and the return on the par value of our capital stock as compared to the federal funds effective rate. Since that time, we have made significant progress in each of these areas.
Although we return value to our members in many ways, we cannot currently pay dividends on our capital stock. It is a longer-term goal to do so, and that’s why we track the return on the par value of our capital stock. Over the past two years, we have compared the return on our par value of capital stock to the average federal funds effective rate to gauge our performance against a short-term investment measurement we would expect to target as a market rate of return.
Going forward, we will be using average annual one-month LIBOR as the basis for our comparison because we believe this is a more relevant metric for our members’ expected return on investment in

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the Seattle Bank. Our returns on our par value of capital stock for 2012 and 2011 compared favorably to average annual one-month LIBOR of 0.24 percent and 0.23 percent for the same periods.
In addition, we will be tracking the ratio of our core-mission-activity assets to our total assets to help ensure our focus on our core business and mission. As of December 31, 2012, our ratio of core-mission-activity assets to total assets was 32.2 percent.
Now I will hand the presentation over to our Chief Risk Officer John Stewart, who will discuss the bank’s risk profile and risk management approach.
SLIDE 11
Thank you, Christina.
Today, I’m going to discuss three areas of focus with respect to the bank’s risk profile and our management of risk. These include our capital condition, interest-rate risk management, and credit risk with respect to residential real estate.
SLIDE 12
As Christina has described, our capital condition continues to improve.
Two of the measures that show this are illustrated on this chart. One is our market value of equity to par value of capital stock, (or MVE/PVCS). The second is our regulatory capital to assets, which is one measure of leverage.
Our MVE-to-PVCS ratio represents a hypothetical liquidation value of the bank. If we were to sell all assets and pay off all liabilities at current market prices, this is the estimated net value. The measure is presented in proportion to the par value of capital stock or paid-in capital. When the measure is at or above 100%, it suggests that, in a liquidation scenario, all member capital would retain par value or better. You can see the red line in the chart above has increased to a level around 95 percent at yearend. This was a significant improvement from a low of below 20 percent in late 2008. The main driver of this improvement is the increase in the values of our private-label mortgage-backed securities, which reflect the stabilization and start of a recovery of the U.S. housing market. MVE-to-PVCS is one of the key financial metrics we look at in assessing the overall health of the bank, so we are certainly glad to see this level of improvement.
The next measure I want to point out is our regulatory capital-to-assets ratio. At year-end 2012, we held regulatory capital of$3.0 billion and total assets of $35.4 billion. Regulatory capital consists of our members’ paid-in capital stock, including mandatorily redeemable stock, retained earnings, and small amounts of capital from other sources determined by our regulator as able to absorb losses. The grey bars show regulatory capital as a percent of total assets over time. You can see that at yearend, regulatory capital to assets was over 8 percent or approximately double the regulatory minimum of 4 percent. This is a significant increase over pre-crisis levels, which were closer to the 4 to 5 percent range. This increase has been driven by a combination of a declining balance sheet size and, to a smaller extent, an increase in regulatory capital over this time period.
SLIDE 13

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Although our overall level of capital is high, most of our capital consists of member stock. The part of our capital base that is our primary form of loss-absorbing capital, retained earnings, remains comparatively low. This chart shows our level of retained earnings over time. You can see that our retained earnings fluctuated during the crisis and has improved, from a level below $50 million in about mid-2011 to $228 million at the end of 2012.
Retained earnings is very important to us because it is our primary form of loss-absorbing capital. When retained earnings absorbs a loss, the par value of capital stock is protected. We are working to get the bank to a condition where the par value of member’s stock is nearly always protected by a buffer of retained earnings. As you can see, over the last six quarters, the trend has been moving in the right direction.
SLIDE 14
Next, I wanted to say a few words about another topic that we take very seriously at the Seattle Bank, and that is interest-rate risk management. This is especially important in today’s environment where Fed policy and the related rate environment is becoming increasingly uncertain.
Changes in interest rates can impact our portfolio value and future income. Of course, it is not clear exactly when and by how much rates will change, but history suggests that rate increases occurring in an economic recovery may be substantial—possibly occurring faster and going higher than many market participants predict. Vince Beatty is going to talk about this in a few minutes. All lenders need to be prepared for potential scenarios like rapidly increasing interest rates, using tools that are appropriately sophisticated given the complexity of their institution’s balance sheet.
At the Seattle Bank, we use what we consider to be a very rigorous process that includes:

•	Daily valuation of all financial instruments, and

•	Daily analysis of the sensitivity of portfolio value change to changes in interest rates.

•	Similarly, we conduct regular analysis of changes in future income with different interest-rate scenarios.

•
We assess the exposure of our balance sheet to hypothetical interest-rate stress scenarios, historical stresses, and combinations of interest-rate risk stresses with other stress conditions such as credit-risk scenarios.

•	We take very seriously ongoing adherence to a series of risk limits
And, I note that we have a very strong asset and liability management function that has established a long track record of effectively managing our bank’s interest-rate risk profile. We have prepared for a changing rate environment and will continue to monitor this risk closely.
SLIDE 15
The last topic I want to cover is the improvement in the residential real estate market and how this has impacted the bank and a couple of its portfolios.
This chart shows one of the primary national housing price indices that we follow and use, the CoreLogic Housing Price Index. You can see that from 2009 to the end of 2011, housing prices were

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oscillating on roughly a one-year cycle—most likely driven by seasonal highs in the summer and lows in the winter. There is also a slight downward trend over this period. In 2012, you can see a break from what had been a three-year pattern, in that housing prices improved considerably in the summer and did not substantially deteriorate over the winter months (at least not yet). Nationally, the CoreLogic index improved 9.7 percent in January 2013 as compared to January 2012. A similar and better known index, Case Shiller, improved 8.1 percent over the same time period. Beyond housing prices, we see improvement in fundamentals in that demand is starting to catch up with supply in most markets and even outpacing supply in some areas. Unsold inventory levels are declining in aggregate but not in all areas. Overall, housing prices had a very positive effect on the Seattle Bank’s risk profile in that improvement in housing tends to improve local economies and the health of our membership. However, we recognize that there is a wide range of outcomes here with some areas stagnant and some areas seeing significant improvement.
This improvement had a positive impact on our private-label mortgage-backed securities and Mortgage Purchase Program portfolios. The most direct reason is that as property values increase, borrowers are less likely to default, and, if they do, we have more collateral coverage to prevent or reduce loss.
For our private-label mortgage-backed securities, we recorded $91.2 million of other-than-temporary credit losses in 2011, which fell dramatically to $11.1 million in 2012. Improvement in the residential real-estate market combined with an improved outlook for future housing prices was the primary driver of this improvement. However, I also note that our exposure in this portfolio, which had a carrying value of $1.87 billion at the end of 2012, remains significant. As has always been the case, future deterioration in housing prices could lead to significant future credit losses.
Second, in our Mortgage Purchase Program, we recognized a $2.9 million benefit for credit losses in 2012. This compares to a $3.9 million provision for credit losses in 2011. The improvement was driven by many factors, but certainly the improvement in the residential housing markets was among the most significant.
Now, I am going to hand it off to our CFO Vince Beatty, who will discuss macroeconomic conditions.
SLIDE 16
Thank you, John.
Today, I’m going to review a number of factors that I believe provide some insight into where the economy might be headed. Before I begin, I would like to remind you that the bank publishes an Economic Update on its website which makes available a number of important economic statistics.
SLIDE 17
Post-recession, real GDP has seen an extended period of weakness as compared to prior major recessions, averaging only about two percent annually since the recovery began in 2011 and 2012. Although third-quarter 2012 GDP growth ticked up slightly, to 3.1 percent, the fourth-quarter figure, which was released this morning, fell back to an anemic 0.4 percent.
Forecasts for 2013 GDP project modest growth, with the Congressional Budget Office projecting growth of only 1.5%. This expectation of continuing slow growth reflects expectations of stronger

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consumer spending and business investment offset by weaker projected government spending and net exports.
SLIDE 18
On this slide, we see that consumer debt increased dramatically from 1999 to 2008, rising from about $4.8 trillion to a peak of $12.7 trillion only nine years later. This annual compound growth rate of 11.4 percent was driven largely by a tremendous increase in mortgage debt as consumers borrowed heavily against their homes.
Following the recession, consumers have began improving their balance sheets and reducing their debt. As a result of the declines in total consumer debt and low interest rates, the household debt service ratio, an estimate of the share of debt payments as a percent of disposable personal income, hit a 30-year low of 10.6% in the third quarter of 2012.
This strengthening of consumer balance sheets should be a net positive for future economic growth, as consumer spending is a driver of our overall economy.
SLIDE 19
This slide is rather busy, but it makes the point that employment growth is still lagging.
Employment is currently about three percent under the November 2007 peak, with about 3.4 million more unemployed than before the recession began.
This data understates real unemployment. Due in part to the extended recession, there has been an increase in “discouraged workers.” These workers fall out of the data series but represent unused and/or underutilized potential for our economy.
SLIDE 20
One impact of continuing unemployment is that real disposable personal income remains muted versus pre-recession levels. While consumer balance sheets have strengthened somewhat and the employment picture has begun to improve, the truth is that consumer spending power continues to face challenges.
Until we see significantly stronger employment data, accelerated economic growth remains unlikely. This view is clearly shared by the Federal Reserve, which has indicated its intent to maintain economic stimulus until unemployment recovers to below 6.5%. The current official measure of unemployment stands at 7.7%.
SLIDE 21
There are some bright spots in the economy. As John touched on in his presentation, home prices have increased from their lows after a fall of more than 34 percent from their peak. Consensus projections indicate continued modest increases for the next several years.
SLIDE 22

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Another indication that the housing market has begun to stabilize comes from data on housing starts. After falling to a 50-plus-year low in 2009 and 2010, housing starts have begun to recover. While still at a very low level, the recent increase in activity is very encouraging both for the housing sector and for the overall economy.
SLIDE 23
Against this backdrop, stimulus from the Federal Reserve continues at an unprecedented pace. Fed purchases of $85 billion per month of longer duration treasuries and mortgage-backed securities are placing downward pressure on long-term rates, but we should not lose track of the fact that they are also growing the monetary base rapidly. The Federal Reserve does not appear to be hedging these purchases, in effect removing net duration from the market.
SLIDE 24
This monetary stimulus has had a muted effect due to declines in the money multiplier. In effect, the increased dollars that the Fed has placed into the economy are not circulating as rapidly as they did historically.
The bottom line is that an enormous amount of underlying “fuel” has been added to our economy by the Fed. This fuel is intended to support employment growth, but it has had a relatively limited effect.
As the economy begins to recover and private activity increases, avoiding significant inflation will require the Fed to deftly remove this fuel. This will require the Fed to navigate both political waters and economic challenges. Political pressures are likely to call for extended stimulus even as employment recovers. Further, by cutting its asset purchases and shrinking its balance sheet, the Fed will undoubtedly lead us to increased long-term rates. These increases in rates will place further pressure on the federal deficit by increasing the debt servicing cost.
The Fed may successfully navigate these waters; however, if the stimulus is not removed in a timely fashion, we should expect an even more violent increase in rates.
While the timing of future rate increases remains uncertain, I would encourage you to think about the actions you can take and how you might position your institution for the time when the Fed will necessarily begin to remove this accommodation.
With that, I will hand the presentation over to our Chief Business Officer Glen Simecek.
SLIDE 25
Thank you, Vince. The financial markets have changed significantly over the past year. But despite the improvement in macro economic factors, interest rates remain low and deposits remain abundant. In our visits with members, we’re hearing that the Fed's actions and recovery are sparking a demand for consumer loans, particularly auto and home equity loans. Commercial loans are also growing at some institutions, although many members express concern that competition for market share is leading to irrational rates and terms.
SLIDE 26

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In this environment, credit quality concerns are beginning to share the stage with the need to employ prudent asset pricing and hedging decisions. Members are increasingly focusing on their Asset and Liability Model output, as well as the accuracy of their underlying assumptions. Such complementary benchmarks as net interest margin and economic value of equity, along with newer methods of assessing interest rate risk are important. The Seattle Bank has three advance structures that may be particularly useful in today's environment:

•
Symmetrical advances in the three- to seven-year range allow a borrower to prepay the advance—and realize a gain—if interest rates rise to levels greater than those that existed when the advance was originated. In this way, the borrower can monetize the value of a market movement in rates in exchange for a slightly higher advance rate.

•
The forward settling advance allows the borrower to enter into a forward advance commitment that also provides increased value in a rising-rate scenario. With this advance, the borrower hedges future rate movements by locking their future advance rates, without taking settlement of the trade until a predetermined point in the future. This can be a great tool to enable you to price and hedge construction to perm loans.

•
Members can also take advantage of the capped floating-rate advance, which is an adjustable-rate advance that is capped at a pre-determined strike rate. The capped floater advance allows you to benefit from lower borrowing costs should interest rates remain unchanged or decline, while offering protection against a significant increase in interest rates.

If you read our website, you've likely seen our recent promotion for the capped floater, but it's important to remember you don't have to wait for a special offering to enter one of these structured trades. Our minimum order size is $5.0 million and you can always call Mike Terry or Brett Manning at the Seattle Bank’s Funding Desk to discuss your needs and the potential to partner with another member to meet the $5.0 million minimum.
SLIDE 27
If you're starting to be concerned about your exposure to rising rates, you're not alone. You can easily track different economist’s forecasts and estimates of future trends in rates we use in the Economic Update tab on our website. These pages include historical information on a variety of economic and credit metrics in our district as, well as several estimates for future economic statistics such as treasury rates, GDP growth, and other indices.
It’s important to consider your ability to manage the potential increase in rates while continuing to book new loans. Our blended funding model is a great tool for this because it enables you to make assumptions related to your institution and to certain stresses, including the deposit run-off assumptions, and their impact on different financial strategies. If you haven't had a chance to use this model on your balance sheet, I encourage you to talk to your relationship manager or call the Funding Desk to schedule a demonstration.
Another trend that you may be seeing is a transition from mortgage refinancing to home purchases. Many consumers are seeing home prices and rates at the lowest levels in decades and deciding to take the plunge. Some of those first-time home buyers who are struggling to come up with down payment dollars could be candidates for our Home$tart grants. This program benefits qualifying

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homebuyers at 80 percent or less of area median income with a grant of up to $5,000, and it’s a great way to get new customers in the door.
We are also planning a timely sequence of educational events. Be sure and register for our April 10 web seminar on municipal securities analysis hosted by the Baker Group. Our collateral team will also provide details on parameters and procedures involved in pledging securities from this collateral class. We will also be conducting a web seminar on investment strategies in a flat yield curve environment in association with Payden and Rygel, one of the nation's most prominent managers of short- and intermediate-term fixed-income securities. As in past years, we will be offering our Fall Seminar Series throughout the district. We’ve invited Ed Krei to be our speaker this year and his topics will include: maintaining credit and rate risk disciplines, scenarios for the next stage of loan demand, portfolio strategies, and building a high-performance financial services culture.
SLIDE 28
In 2013, we want to work more closely with each of our members to help address your specific business needs. We encourage you to talk with your relationship manager to discuss your business challenges and objectives. They have a number of tools at their disposal that they can use to create solutions to help you achieve your specific business objectives.
We also encourage you to call into the Funding Desk to ask for their perspectives on balance sheet objectives. Our Funding Desk team is an aggregator of both advance transactions and trade ideas.
Finally, we have obviously seen a lot of competition on rates, particularly from retail deposits in the brokered CD market. We check our pricing constantly and are always willing to sharpen the pencil. A quick call to the Funding Desk to discuss your needs will provide us an opportunity to tailor our offering and, hopefully, will provide you an opportunity to save a few basis points and diversify your funding. In addition, we always seek to maximize the value of your investment via efficient collateral valuations, value-added products and services, education, and of course, reliable liquidity and long-term funding. I encourage you to let us know what we can do for you in the future. Our customers are our best sources of ideas, and I hope you will continue to share your ideas and suggestions with us.
Now I’ll turn the presentation back to Mike.
SLIDE 29
As you’ve heard this afternoon, the uncertain economic environment continues to present some challenges for us all, in terms of housing, jobs, and Fed policy.
But that is not the only challenge we face.
The regulatory and political environments, too, present challenges for the bank and its members.
SLIDE 30
Our strategic initiatives are intended to help manage these challenges.
Advance growth remains a top priority. As Glen mentioned, our efforts are going to focus on working more closely with you to develop strategies tailored to your specific business objectives. Our

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expansion into the insurance industry sector also offers significant opportunity, not only for new advance growth, but also to introduce some additional diversification in member borrowing cycles.
We will continue our efforts to strengthen our balance sheet, ensuring that we maintain a strong liquidity position while further reducing our risk profile, improving our income and retained earnings, and increasing our concentration of mission-related assets.
We will continue to improve our operations and our technology infrastructure to ensure the stability of our current systems and create a platform for future growth. In 2013, we will also focus on developing our staff. We have a highly educated and talented workforce, and we want to ensure that we adequately prepare the next generation of leaders at our organization to anticipate and manage the types of challenges we will face and to meet our customers’ future needs.
Finally, we will be working to create awareness of the significant role that the Federal Home Loan Banks and our members play in our country’s housing finance system—and the value of that contribution.
SLIDE 31
The topic of GSE (or government sponsored enterprise) legislation is gaining a great deal of momentum. We expect that there will be many Congressional hearings on the topic this year. Whether or not there will be any action remains to be seen.
We appreciate the need to reform our current system, but it’s important that those who will craft our housing finance policy understand the role community financial institutions play in meeting the housing and economic development needs of the communities they serve—and how their FHLBank supports their efforts. In reaching out to members of Congress and other public policy influencers and decision-makers, we will encourage them to:

•	Preserve the FHLBanks’ role in supporting housing finance, community and economic development, and community financial institutions

•	Recognize that the FHLBanks fulfill their mission by lending to financial institutions and investing in assets that help to sustain housing, jobs, and economic development

•	Ensure equal access to funding for all FHLBank members

•	Maintain a regional FHLBank structure

•	Preserve the FHLBanks’ role in meeting affordable housing needs
The FHLBank System is a system that works for many reasons, not the least of which is its ability to adapt to change. The FHLBanks were chartered by Congress in 1932 to provide funding for savings and loans, our country’s primary source of housing finance at the time. As the financial industry and housing finance system evolved, so did the FHLBanks’ mission. Today, in addition to supporting housing finance, the FHLBanks support affordable housing and community and economic development and are critical to the ongoing success of our community financial institutions.
We will look to partner with you on this issue—to let our legislators know what community banks mean for small towns and communities and how their FHLBanks support their efforts.

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SLIDE 32
Meanwhile, I urge you to take full advantage of your investment in your cooperative. More than just a vendor, we want to be your indispensable business partner. I invite you to reach out to your relationship manager, to the members of our executive team, to me, or our Board of Directors, who devote significant time and energy to directing your cooperative, to share your thoughts on how we can better serve your needs now and in the future.
We thank you for your continued support and use of the Seattle Bank cooperative and look forward to working with you in the weeks, months, and years ahead.
SLIDE 33
Finally, I want to extend an invitation to our members to join us for an Open House at our new location. Hopefully, you have received an announcement that we are moving our offices and that we will be open for business in a new location in Seattle on April 22.
Our Open House will be held from 4:00 to 6:00 p.m. on May 7. We chose this date because we expect that many of you will be in Seattle for the D.A. Davidson conference that week. We’ll follow up with a more formal invite very soon and hope you will plan to attend.
And with that, we will open the lines for your questions.

Federal Home Loan Bank of Seattle        2012 Earnings Call – Speakers’ Notes

March 28, 2013